Exhibit 99.4

GARNERO GROUP ACQUISITION COMPANY COMPLETES $144 MILLION INITIAL
PUBLIC OFFERING INCLUDING EXERCISE OF FULL OVER-ALLOTMENT OPTION

Sao Paulo, Brazil, July 7, 2014 – Garnero Group Acquisition Company (NASDAQ: GGACU) (the “Company”) announced today that the underwriters of its initial public offering have exercised their over-allotment option in full and that the closing of the sale of the 1,875,000 units has taken place. The option units were sold at an offering price of $10.00 per unit, generating additional gross proceeds of $18,750,000 to the Company and bringing the total gross proceeds of the initial public offering to $143,750,000.  Copies of the final prospectus relating to the initial public offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov.  Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, NY 10016, Attn:  Aimee Bloch, 212-661-0200.

Of the proceeds received from the consummation of the over-allotment option exercise and a simultaneous private placement of units, $18,843,755 was placed in trust, for a total of $144,468,755 (or $10.05 per share sold in the public offering) held in trust.  An audited balance sheet of the Company as of July 1, 2014 reflecting receipt of the proceeds upon consummation of the initial public offering will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Garnero Group Acquisition Company is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, however the Company initially intends to focus the search on target businesses located in Latin America (with a particular emphasis on Brazil) or Europe operating in the energy (including renewables) and biotechnology industries or target businesses in such industries operating outside of those geographic locations which the Company believes would benefit from expanding their operations to such locations.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

Contact:
RP1 Comunicação
Edvaldo Chequetti
Tel.+55 11 5501 4655
edvaldochequetti@rp1.com.br